Exhibit 10.65

Form of Convertible Note, Warrant and Purchase Agreement
Clarification Agreement

July 26, 2007

EVCI Career Colleges Holding Corp.
1 Van Der Donck Street, 2nd Floor
Yonkers, NY 10701

Ladies and Gentlemen:

Reference is made to the (i) Secured Convertible Promissory Note (the “Note”), dated May 23, 2007, in the principal amount of $____________________, that was issued by EVCI Career Colleges Holding Corp. (“EVCI”, “Maker” or the “Company”) to _________________________ (the “Holder”), (ii) Common Stock Warrant to Purchase Common Stock of EVCI Career Colleges Holding Corp. (the “Warrant”), dated May 23, 2007, to purchase up to __________________ shares of common stock that was issued by EVCI to the Holder and (iii) Securities Purchase Agreement, dated, April 24, 2007 that is referred to in the Note and Warrant as the “Purchase Agreement.” Capitalized terms used herein without definition shall have the meanings set forth in the Note, Warrant and Purchase Agreement, respectively, as the context requires.

As the result of certain questions that have arisen regarding the accounting treatment applicable to each of the Note and Warrant, EVCI and the Holder deem it necessary and desirable to amend the Note and Warrant to clarify that the Holder shall not have the right to receive any net cash settlement under the Note (that exceeds the cash payable upon an Event or Default under Section 7 of the Note) or the Warrant, in the event the Shareholder Authorization is not obtained.

1.  Section 8(b) of the Note is hereby clarified by adding the following as the last sentence thereof:

The Maker shall have no obligation to pay the Holder any cash or other consideration or otherwise “net cash settle” the conversion feature of the Note if Maker is unable to obtain the Share Authorization; provided, however, the Holder shall not be prevented from seeking or receiving damages in cash if the Share Authorization is not obtained because the Company has failed to use its “reasonable best efforts” in violation of Section 4.12 of the Purchase Agreement or the Company did not “reasonably believe holding the Stockholders Meeting could result in a violation of applicable law” in violation of Section 4.15(a) of the Purchase Agreement or because the Board withdrew, modified or amended its Board Recommendation in violation of Section 4.15(b) of the Purchase Agreement.

Convertible Note, Warrant and Purchase Agreement,
Clarification Agreement
July 26, 2007

2.  The Warrant is hereby clarified by adding the following Section:

16. No Net Cash Settlement. The Company shall have no obligation to pay the Holder any cash or other consideration or otherwise “net cash settle” the Warrant if the Company is unable to obtain the Share Authorization; provided, however, the Holder shall not be prevented from seeking or receiving damages in cash if the Share Authorization is not obtained because the Company has failed to use its “reasonable best efforts” in violation of Section 4.12 of the Purchase Agreement or the Company did not “reasonably believe holding the Stockholders Meeting could result in a violation of applicable law” in violation of Section 4.15(a) of the Purchase Agreement or because the Board withdrew, modified or amended its Board Recommendation in violation of Section 4.15(b) of the Purchase Agreement.

3.  Except as amended hereby, the provisions of the Note, Warrant and Purchase Agreement shall remain in full force and effect in accordance with their terms. All references in the Note and Warrant to the Purchase Agreement shall be deemed to include this Clarification Agreement.

Upon your signing and returning to the undersigned the duplicate copy of this letter enclosed herewith, this Clarification Agreement shall constitute our entire agreement with respect to its subject matter.

Very truly yours,

Confirmed and agreed to as
of July 26, 2007:

EVCI Career Colleges Holding Corp.

By

Name:
Title: